Exhibit 8.1

Subsidiaries of Registrant

Name: Wholly Owned Subsidiaries:		Place of Incorporation
1.	China Healthcare Investment Limited	British Virgin Islands
2.	China Distance Education Ltd.	Hong Kong
3.	China Healthcare Education Limited	Hong Kong
4.	Practice Enterprises Network China International Links Ltd.	Hong Kong
5.	Beijing Champion Distance Education Technology Co., Ltd.	PRC
6.	Beijing Champion Education Technology Co., Ltd.	PRC
7.	Beijing Champion Accounting Education Technology Co., Ltd.	PRC
8.	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.	PRC
9.	Xiamen Zhongxi Champion Education Technology Co., Ltd.	PRC
10.	Shanghai Xidong Information Technology Co., Ltd.	PRC

Consolidated Controlled Companies:

1.	Beijing Zhengbao Yucai Education Technology Company Limited	PRC
2.	Nanjing Champion Vocational Training School	PRC
3.	Xiamen NetinNet Software Co., Ltd.	PRC
4.	Xiamen NetinNet Education Technology Co., Ltd.	PRC
5.	Xiamen NetinNet Finance Technology Co., Ltd.	PRC
6.	Shanghai Huzheng Education Technology Co., Ltd.	PRC
7.	Beijing Chuang Qingchun Chuang Weilai Education Technology Co., Ltd.	PRC
8.	Guangdong Zhengbao Yucai Education Co., Ltd.	PRC
9.	JinMaLan (Tianjin) Business Start-up Services Co., Ltd.	PRC

Consolidated Affiliated Companies:

1.	Beijing Champion Hi-Tech Co., Ltd.	PRC
2.	Beijing Caikaowang Company Limited	PRC
3.	Beijing Champion Wangge Education Technology Co., Ltd.	PRC
4.	Beijing Champion Culture Development Co., Ltd.	PRC
5.	Beijing Haidian District Champion Training School	PRC
6.	Beijing Champion Tax Management and Advisory Co., Ltd.	PRC
7.	Beijing Champion Healthcare Education Technology Co., Ltd.	PRC
8.	Beijing Champion International Education Technology Co., Ltd.	PRC
9.	Jiangsu Zhengbao Asset Financial Advisory Co., Ltd.	PRC
10.	Jiangsu Caishuibang Enterprise Management Co., Ltd.	PRC